Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Media:	Investor Relations:
December 30, 2016	Gary Chapman	Kurt Ogden
The Woodlands, TX	(281) 719-4324	(281) 719-4610
NYSE: HUN

Huntsman Completes Sale of European Surfactants Business;

Enables $260 Million Early Repayment of Debt

THE WOODLANDS, Texas — Huntsman Corporation (NYSE: HUN) announced today that it has completed the sale of its European surfactants business to Innospec Inc. (NASDAQ: IOSP) for an enterprise value of $225 million. This business represented approximately $24 million of EBITDA in 2015. Huntsman intends to make a $260 million early repayment of debt using proceeds from the sale and existing cash. This debt repayment is in addition to the recent debt reductions of $100 million in September 2016 and $100 million in July 2016.

Huntsman remains committed to its global surfactants business, including in the United States and Australia, where its differentiated surfactants businesses are backward integrated into essential feedstocks. Huntsman retained certain core products strategic to its global agrochemicals, lubes and other businesses and entered into supply and long-term tolling arrangements with Innospec to allow Huntsman to continue marketing some of these products.

The sale of the European surfactants business represents another step in Huntsman’s strategic transformation of its Performance Products business, which recently expanded its downstream positioning with a polyetheramines expansion in Singapore and is currently undertaking a substantial cost savings and business improvement initiative.

Peter R. Huntsman, President and CEO, commented:

“By completing the sale of this business, we are executing our plan to focus on businesses within our portfolio with a greater long term strategic fit, while continuing to grow our downstream differentiated businesses. With the early repayment of another $260 million of debt using proceeds from the sale and existing cash, we have now repaid approximately $550 million of debt in 2016 and significantly strengthened our balance sheet.”

About Huntsman:

Huntsman Corporation is a publicly traded global manufacturer and marketer of differentiated chemicals with 2015 revenues of more than $10 billion. Our chemical products number in the thousands and are sold worldwide to manufacturers serving a broad and diverse range of consumer and industrial end markets. We operate more than 100 manufacturing and R&D facilities in approximately 30 countries and employ approximately 15,000 associates within our 5 distinct business divisions. For more information about Huntsman, please visit the company’s website at www.huntsman.com.

Social Media:

Twitter: twitter.com/Huntsman_Corp
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LinkedIn: www.linkedin.com/company/huntsman

Forward-Looking Statements:

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors.  The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.